Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement (No. 333) on Form S-8 of Liquidmetal Technologies, Inc. of our report dated March 29, 2012 relating to our audit of the consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement. Our report dated March 29, 2012, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the captions "Experts"

/s/ Choi, Kim & Park, LLP

CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California

September 24, 2012